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Exhibit 99.8

News Release
February 11, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE SELECTS TWO NEW MEMBERS TO THE DISCLOSURE COMMITTEE,
RETAINS NEW CORPORATE AND SECURITIES COUNSEL

    Carpinteria, CA—February 11, 2000—Turbodyne Technologies Inc. (EASDA:TRBD) announced today that two new members have been selected to join Turbodyne's Disclosure Committee. Mr. Irving M. Einhorn and Mr. James L. Sanders, both located in Los Angeles, California, join Mr. John M. Fedders who continues as a member.

    John M. Fedders, a former Director of Enforcement of the Securities and Exchange Commission, applied his expertise in later positions at law firms and financial enterprises to combine government, corporate and legal requirements. Irving M. Einhorn specializes in securities regulatory and enforcement matters. Earlier, he served, among other positions, as Branch Chief, Enforcement of the SEC's Chicago Regional Office and, later, as Regional Administrator of the SEC's Los Angeles Regional Office. James L. Sanders has more than twenty-four years of experience in handling securities litigation and is a partner in the Trial Department of McDermott, Will & Emery. He served as well as Regional Administrator of the SEC's Los Angeles Regional Office.

    Gerhard E. Delf, Turbodyne's President and CEO, commented, "The Board of Directors and Management are extremely pleased to announce the retention of individuals of the caliber of John Fedders, Irving Einhorn and James Sanders as members of the Disclosure Committee. Each of these individuals brings extensive experience in the disclosure of corporate developments."

    Mssrs. Einhorn and Sanders replace Senator Pressler and Charles McCarthy. The Board of Directors and Management express their appreciation for the efforts of Mr. McCarthy and Senator Pressler.

    In addition, Turbodyne has retained the services of Sheppard, Mullin, Richter & Hampton LLP, located in Los Angeles, California, as the company's new Corporate and Securities Counsel.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of performance enhancement, fuel economy and pollution control products for internal combustion engines. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Business Development, Markus Kumbrink +49-69-975-44-665

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TURBODYNE SELECTS TWO NEW MEMBERS TO THE DISCLOSURE COMMITTEE, RETAINS NEW CORPORATE AND SECURITIES COUNSEL